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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                        MACHEEZMO MOUSE RESTAURANTS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   554457 10 1
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO.     554457 10 1          SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Maurice J. Duca      Social Security ####-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    405,079
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   405,079
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          405,079
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.21%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!



                                       2

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ITEM 1.

            (a)   Name of Issuer:  Macheezmo Mouse Restaurants, Inc.

            (b)   Address of Issuer's Principal Executive Offices:
                  1020 SW Taylor Street, Suite 685, Portland, Oregon 97205


ITEM 2.

            (a)   Name of Person Filing:  Maurice J. Duca

            (b)   Address of Principal Business Office:
                  1485 East Valley Rd., Santa Barbara, California 93108

            (c)   Citizenship:  United States of America

            (d)   Title of Class of Securities:  Common Stock

            (e)   CUSIP Number:  554457 10 1

ITEM 3.

            Not applicable.

ITEM 4.     OWNERSHIP.

            (a)   Amount Beneficially Owned: 405,079

            (b)   Percent of Class          10.21%

            (c)   Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:   405,079

                  (ii)     shared power to vote or to direct the vote: -0-

                  (iii)    sole power to dispose or to direct the disposition
                           of:       405,079

                  (iv)     shared power to dispose or to direct the disposition
                           of:     -0-

                                       3

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ITEM 5.

            Not applicable.

ITEM 6.

            Not applicable.

ITEM 7.

            Not applicable.

ITEM 8.

            Not applicable.

ITEM 9.

            Not applicable.

ITEM 10.

            Not applicable.


                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    February 11, 1997                By:   /s/ Maurice J. Duca
                                                ------------------------------
                                                Maurice J. Duca



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